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                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this "Agreement"), dated as of February 1, 2000, is between Joseph W. Zerbib (the "Seller") and Telesoft Corp., an Arizona corporation ("Telesoft").

     WHEREAS, Telesoft obtained approximately $15 million from the sale of its Goodnet subsidiary and desires to use such proceeds to repurchase shares of its common stock, no par value per share ("Shares") from the Seller and from its other stockholders;

     WHEREAS, Telesoft desires to purchase Seller's Shares, and Seller desires to sell to Telesoft his Shares, upon the terms and conditions specified herein; and

     WHEREAS, Telesoft intends to commence a tender offer for Shares under the Securities Exchange Act of 1934, as amended (the "Issuer Tender Offer"), to purchase Shares from its other stockholders.

     NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual agreements, representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Telesoft and Seller hereby agree as follows:

     1. Purchase and Sale. Upon the terms and subject to the conditions hereof, Telesoft hereby agrees to purchase from Seller, and Seller hereby agrees to sell to Telesoft, 293,750 Shares for a purchase price per Share equal to $7.25 on the earlier of:

     (a) at the time Telesoft is deemed to have accepted for payment (and therefore purchased) Shares in the Issuer Tender Offer (the "Closing"); and

     (b) on March 31, 2000 or such later date as the Issuer Tender Offer shall have been terminated.

     2. Representations and Warranties of Seller. The Seller represents and warrants that this Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms except as may be limited by (a) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law and the discretion of the court before which any proceeding therefor may be brought. The Seller also represents and warrants that he has full power and authority to transfer the Shares sold hereby and that Telesoft will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the Shares are accepted for purchase by Telesoft. The Seller will, upon request, execute and deliver
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any additional documents necessary and desirable to complete the transfer of the
Shares sold hereby.

     3. Representations and Warranties of Telesoft. Telesoft represents and warrants that this Agreement has been duly authorized, executed and delivered by Telesoft and constitutes a legal, valid and binding agreement of Telesoft, enforceable against Telesoft in accordance with its terms except as may be limited by (a) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law and the discretion of the court before which any proceeding therefor may be brought.

     4. Governing Law. This Agreement shall be construed in accordance with and governed by the substantive laws of the State of Arizona.

     5. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only in a writing which is executed by Seller and Telesoft.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.


                              TELESOFT CORP.


                              By:  /s/ Michael F. Zerbib
                                 ---------------------------------------------
                              Name: Michael F. Zerbib
                              Title: President and Chief Executive Officer



                                           /s/ Joseph W. Zerbib
                              ------------------------------------------------
                                             Joseph W. Zerbib